Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports Third Quarter 2010 Results; Distributable Cash Flow
Up More than 50 Percent
HOUSTON, TEXAS, November 3, 2010—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today third quarter 2010 financial and operational results for the partnership.
Highlights:
–	$0.47 adjusted earnings per common unit for third quarter 2010

–	$0.39 reported earnings per common unit, versus $0.35 per common unit for third quarter 2009. Third quarter 2010 earnings per unit includes an $0.08 non-cash asset write down based on a FERC order related to the 2009 sale of the Natural Buttes facilities.

–	$84.4 million distributable cash flow for the third quarter 2010, compared with $55.1 million for third quarter 2009

–	Raised quarterly cash distributions to $0.41 per common and subordinated unit for the third quarter 2010, a 17-percent increase from the third quarter of 2009
“We are pleased with our outstanding results this quarter as we continue to execute on our growth strategy,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “During the quarter, we successfully completed a $415 million equity offering which will continue our growth momentum as we intend to quickly invest the proceeds. Also, we are placing into service three more organic expansion projects before year end 25 percent under budget. This growth is supported by our well-positioned assets which have unique customer connectivity and deliver strong cash flow throughout varying market and commodity price environments. We plan to continue this successful strategy well into the future.”
A summary of financial results for the quarters and nine months ended September 30, 2010 and 2009 are as follows:

	Quarters Ended		Nine Months Ended
Financial Results	September 30,		September 30,
($ in millions, except per unit amounts)	2010	2009	2010	2009

Operating revenues	$197.2	$147.0	$582.2	$440.9
Operating expenses
Operation and maintenance	71.8	45.4	173.0	133.5
Depreciation and amortization	24.9	18.5	68.8	55.1
Taxes, other than income	8.9	7.0	24.8	21.0

Operating income	91.6	76.1	315.6	231.3
Earnings from unconsolidated affiliates	27.4	11.9	63.5	37.0
Other income, net	2.0	11.2	20.5	33.0
Interest and debt expense, net	(33.9)	(18.5)	(84.7)	(50.2)
Affiliated interest income, net	—	0.9	0.8	2.4

Income before income taxes	87.1	81.6	315.7	253.5
Income tax expense	—	(5.3)	(2.4)	(15.7)

Net income	87.1	76.3	313.3	237.8
Net income attributable to noncontrolling interests	(23.6)	(21.6)	(93.4)	(66.4)

Net income attributable to EPB	$63.5	$54.7	$219.9	$171.4

Net income attributable to EPB per common	$0.39	$0.35	$1.37	$1.13
unit—basic and diluted
Net income attributable to EPB per subordinated	$0.35	$0.35	$1.26	$1.09
unit—basic and diluted

Quarter Ended September 30, 2010
($ millions, except per unit amounts)	Amount	EPU

Net income attributable to EPB common unit	$63.5	$0.39
Impact of non-cash asset write down based on FERC order related to sale of Natural Buttes facilities, net of non-controlling interest	$12.1	$0.08

Adjusted EPU per common unit		$0.47

Nine Months Ended September 30, 2010
($ millions, except per unit amounts)	Amount	EPU

Net income attributable to EPB common unit	$219.9	$1.37
Impact of non-cash asset write down based on FERC order related to sale of Natural Buttes facilities, net of non-controlling interest	$12.1	$0.08

Adjusted EPU per common unit		$1.45

Financial Results
For the quarter and nine months ended September 30, 2010, El Paso Pipeline Partners reported an increase in net income attributable to EPB of 16 percent and 28 percent, respectively, from the quarter and nine months ended September 30, 2009. Operating income for the quarter and nine months ended September 30, 2010 increased 20 percent and 36 percent, respectively, from the quarter and nine months ended September 30, 2009.
Results this quarter also include a $21 million non-cash asset write down based on a Federal Energy Regulatory Commission order related to the 2009 sale of the Natural Buttes compressor station and gas processing plant. This item is included as an addition to operating and maintenance expense for the third quarter 2010. Excluding the impact of the non-cash asset write down, net income for the quarter and nine months ended September 30, 2010 was higher by 38 percent and 35 percent, respectively.
Adjusted earnings before interest, taxes, depreciation, and amortization expense (Adjusted EBITDA) for the quarter and nine months ended September 30, 2010 was $106.1 million and $369.4 million, respectively, compared with $101.8 million and $307.0 million, respectively, for the same periods in 2009.
Distributable cash flow for the third quarter 2010 was $84.4 million, compared with $55.1 million for the third quarter 2009 period, an increase of 53 percent. For the nine months ended September 30, 2010 distributable cash flow was $260.7 million compared with $170.3 million for the same 2009 periods, an increase of 53 percent. Distribution coverage for third quarter of 2010 was 1.2 times.
The significant increases in financial results for the quarter and nine months ended September 30, 2010, were primarily due to organic growth expansions including the completion of the

Piceance Lateral expansion in late 2009, as well as the Elba Island LNG Phase IIIA (Elba IIIA) expansion, and Elba Express pipeline in March 2010. In addition, the acquisition of additional interests in Southern Natural Gas (SNG) in June 2010 and higher earnings at SNG related to its rate case settlement in September 2009 contributed to the increases. Financial results also increased for the nine months ended period due to the completion of the Totem Storage facility in late 2009. Distributable cash flow was higher due to the acquisition of interests in Southern LNG Company (SLNG) in March 2010, and the acquisition of increased interests in Colorado Interstate Gas (CIG) in July 2009.
Equity Investments
El Paso Pipeline Partners recognized $27.1 million in equity earnings for the quarter and $62.2 million for the nine months ended September 30, 2010 from its ownership interest in SNG, compared with $11.2 million and $35.7 million, respectively, for the same 2009 periods. The partnership’s share of SNG’s distributable cash flow was $23.3 million and $64.6 million for the quarter and nine months ended September 30, 2010, respectively, compared with $10.6 million and $34.1 million, respectively, for the same 2009 periods.
The increase in earnings and distributable cash flow from El Paso Pipeline Partners’ equity investment in SNG for both periods is due to increased revenues as a result of SNG’s rate case settlement in September 2009 and as a result of the acquisition of the additional 20-percent interest in SNG in June 2010.
Interest and Debt Expense
For the quarter and nine months ended September 30, 2010, interest and debt expense was $33.9 million and $84.7 million, respectively, compared with $18.5 million and $50.2 million, respectively, for the same 2009 periods. The increase is primarily due to interest expense related to the issuance of an aggregate $535 million of senior unsecured notes in March 2010 and June 2010 used to partially finance acquisitions of interests in SLNG, Elba Express and SNG, a $165 million project financing for Elba Express in May 2009, a $135 million debt issuance by SLNG in February 2009 to finance its terminal expansion, and increased obligations incurred associated with the construction of the WYCO Totem Storage project, which was completed in June 2009. The additional interest expense was partially offset by a lower average debt balance outstanding under the partnership’s credit facility.

Capital Projects
The Partnership continues to execute on its significant backlog of organic growth projects and expects to place three expansions in service on schedule, before year end, the WIC System Expansion, the CIG Raton 2010 expansion, and the first phase of the SNG South System III expansion. In total, net to EPB’s interest, these three projects are expected to be approximately $65 million under budget. The projects are also expected to be completed within their projected in-service dates.
During the nine months ended September 30, 2010, El Paso Pipeline Partners invested $119 million, primarily for the WIC System Expansion, CIG Raton 2010, Elba IIIA, and Elba Express pipeline projects. Maintenance capital expenditures for the nine months totaled $14 million.
Detailed financial and operational information for the partnership will be posted at www.eppipelinepartners.com in the Investors section.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast of a review of its third quarter 2010 results, on November 3, 2010, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ website at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 260-0861 (conference ID # 20711881) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s website in the Investors section. A telephone audio replay will be also available through November 12, 2010 by dialing (800) 642-1687 (conference ID # 20711881). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its September 30, 2010, Form 10-Q, will be available in the Investors section of the partnership’s website at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly and Annual Reports on Form 10-Q and Form 10-K are also available, free of charge, by calling (877) 357-2766.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns an approximate 52 percent limited partner interest and the 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C., an interstate pipeline system serving the Rocky Mountain region; a 58 percent interest in Colorado Interstate Gas Company, which operates in the Rocky Mountain region; a 51 percent interest in Southern LNG Company, L.L.C., which owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia; a 51 percent interest in El Paso Elba Express Company, L.L.C.; and a 45 percent interest in Southern Natural Gas Company. Both El Paso Elba Express Company, L.L.C. and Southern Natural Gas Company are interstate pipeline systems serving the southeastern region of the United States.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.
We use the non-GAAP financial measure Distributable Cash Flow as it provides important information regarding the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from SLNG (as SLNG was a wholly-owned subsidiary of El Paso prior to our March 2010 acquisition) and other income and expenses, net, which primarily includes a non-cash allowance for equity funds used during construction and other items.
We use Adjusted Earnings Per Common Unit (Adjusted EPU) which is defined as diluted earnings per common unit adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period. Adjusted EPU is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For 2010, Adjusted EPU is earnings per unit attributable to El Paso Pipeline Partners common unitholders adjusted for the impact of the non-cash asset write down based on a FERC order related to the 2009 sale of a compressor station and gas processing plant.

We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by El Paso to evaluate our performance and it enables them to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, income taxes, and net income attributable to non-controlling interests.
Adjusted EBITDA is defined as net income adjusted for (i) income taxes (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor equate to available cash as defined in our partnership agreement.

	Quarters Ended		Nine Months Ended
Non-GAAP Reconciliation Schedule	September 30,		September 30,
($ millions)	2010	2009	2010	2009

Net income	$87.1	$76.3	$313.3	$237.8
Net income attributable to noncontrolling interest	(23.6)	(21.6)	(93.4)	(66.4)

Net income attributable to EPB	63.5	54.7	219.9	171.4
Add: Income tax expense	—	5.3	2.4	15.7
Add: Interest and debt expense, net	33.9	18.5	84.7	50.2
Less: Affiliated interest income, net	—	(0.9)	(0.8)	(2.4)

Earnings before interest expense and income taxes (EBIT)	97.4	77.6	306.2	234.9
Add: Depreciation and amortization	24.9	18.5	68.8	55.1
Distributions declared by unconsolidated affiliates	23.6	10.9	65.7	37.2
Net Income attributable to noncontrolling interest	23.6	21.6	93.4	66.4
Less: Earnings from unconsolidated affiliates	(27.4)	(11.9)	(63.5)	(37.0)

	Quarters Ended		Nine Months Ended
Non-GAAP Reconciliation Schedule	September 30,		September 30,
($ millions)	2010	2009	2010	2009

Distributions declared by majority-owned subsidiaries to El Paso Corporation[1]	(36.0)	(14.9)	(101.2)	(49.6)

Adjusted EBITDA	106.1	101.8	369.4	307.0
Less: Cash interest expense, net	(33.3)	(20.1)	(87.1)	(59.0)
Maintenance capital expenditures	(6.2)	(7.5)	(14.1)	(17.8)
SLNG pre-acquisition undistributed earnings[2]	—	(7.3)	—	(24.0)
Other, net[3]	17.8	(11.8)	(7.5)	(35.9)

Distributable cash flow	$84.4	$55.1	$260.7	$170.3

[1]	In 3Q 2010 and the first nine months of 2010, declared distributions include $13.9 million and $53.2 million from CIG, respectively, $16.0 million and $35.9 million, respectively, from SLNG, and $6.1 million and $12.1 million from Elba Express, respectively, for each period. In 2009 declared distributions were made from CIG.

[2]	Represents the undistributed earnings of SLNG as it was a wholly-owned subsidiary of El Paso prior to El Paso Pipeline Partners’ March 2010 acquisition.

[3]	Includes certain non-cash items such as AFUDC equity, asset write down based on FERC order relating to the 2009 sale of the Natural Buttes facilities, and other items.
Cautionary Statement Regarding Forward-Looking Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on- time and on-budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:
Investor & Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906